SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

FILED BY THE REGISTRANT  ☐

FILED BY A PARTY OTHER THAN THE REGISTRANT  ☒

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to ss. 240.14a-12

GREAT WOLF RESORTS, INC.
(Name of Registrant as Specified In Its Charter)
__________________________

CONCERNED GREAT WOLF STOCKHOLDERS' COMMITTEE
HOVDE CAPITAL ADVISORS LLC
FINANCIAL INSTITUTION PARTNERS, L.P.
FINANCIAL INSTITUTION PARTNERS, LTD.
FINANCIAL INSTITUTION PARTNERS III, L.P.
FINANCIAL INSTITUTION PARTNERS IV, L.P.
THE HOVDE FINANCIAL, INC. PROFIT SHARING PLAN AND TRUST
THE ERIC D. AND STEVEN D. HOVDE FOUNDATION
THE BRITTA ANN HOVDE TRUST
THE CARLIN CHRISTINE TUCKER TRUST
STEVEN D. HOVDE
RICHARD J. PERRY, JR.
ERIC D. HOVDE
RICHARD T. MURRAY III
ERIC S. LUND
________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CONCERNED GREAT WOLF
STOCKHOLDERS' COMMITTEE
1826 Jefferson Place, N.W.
Washington, D.C. 20036
Phone: (202) 822-8117
Fax: (202) 775-8365

April 2, 2008

Dear Fellow Stockholders:

It is time for change in the boardroom of Great Wolf Resorts, Inc. (the "Company")! We believe that the Company needs fresh voices in the boardroom to provide a new direction, improve accountability, and restore investor confidence. Just look at the facts.

THE COMPANY HAS EXPERIENCED POOR STOCK AND OPERATING PERFORMANCE

  As of March 28, 2008, the price of the Company's common stock was $6.50 per share, an approximately 61.7% decline from the December 15, 2004 initial public offering price of $17 per share and an approximately 70.9% decline from the $22.34 per share price as of December 31, 2004.

  The Company's stock performance compared to the Russell 2000 Index and what we believe to be the Company's appropriate peer group (the "Peer Group") has been dismal, as demonstrated by the following graph:1

__________________________
1 The "Peer Group" is comprised of the following companies: MHI Hospitality Corporation (Trading Symbol: MDH), Sunstone Hotel Investors, Inc. (Trading Symbol: SHO), Ashford Hospitality Trust, Inc. (Trading Symbol: AHT), FelCor Lodging Trust Incorporated (Trading Symbol: FCH), LaSalle Hotel Properties (Trading Symbol: LHO), Strategic Hotels and Resorts, Inc. (Trading Symbol: BEE), and Hersha Hospitality Trust (Trading Symbol: HT). All data presented in this graph was derived from Bloomberg L.P.

  The Company experienced a net loss of $9,581,000 for fiscal year 2007 and has forecast future net losses of between $12,990,000 and $17,790,000 for fiscal year 2008.

  The Company's total occupancy rate for the year ended December 31, 2007 was 62.2%, which reflects a decline of approximately 300 basis points from the prior year.

  The Company's same-store occupancy rates have underperformed the average same-store occupancy rates for the Peer Group in 13 of the past 16 quarters and for the past 12 consecutive quarters.

  Growth in same-store revenue per available room ("RevPAR") for the Company has trailed the average growth in same-store RevPAR for the Peer Group for the past five consecutive quarters and in 10 of the past 12 quarters.

MANAGEMENT'S COMPENSATION EXCEEDS PEER GROUP

While our collective stockholder value has eroded dramatically over the past several years, the Board has rewarded Management handsomely. Consider the compensation packages for the Company's Chief Executive Officer and three other highest paid executives.

  For the combined 2004, 2005 and 2006 fiscal years, John Emery, Chief Executive Officer, Hernan Martinez, President of Development, Kimberley Schaefer, Chief Operating Officer, and James Calder, Chief Financial Officer, have each received aggregate compensation, including base salary, cash bonus, and equity incentive awards, of approximately $4,340,000, $1,929,000, $1,298,000, and $1,300,000, respectively.

  As a percent of annual revenue, John Emery's fiscal year 2006 compensation was approximately 3.6 times the average compensation for the chief executive officers of the members of the Peer Group for the same period.

  Using the same metric, the compensation of the Company's three highest paid executives was approximately 3.5 times the average compensation for the three highest paid executives of the members of the Peer Group in fiscal year 2006.

We are concerned that this compensation practice does not provide a proper incentive to Management because it departs from the basic tenet that compensation should reward performance. As stockholders, we must demand accountability.

IS THE BOARD'S CHAIRMAN IN TOUCH?

In a letter to Mr. Eric Hovde, dated January 24, 2008, Joseph Vittoria, the Chairman of the Company's Board, indicated that the Company's poor stock performance was due to macroeconomic conditions and stated that "the recent decline in the price of the [C]ompany's stock, while not insubstantial, [was] comparable to many companies in the lodging, entertainment and consumer industries." He then listed 10 peer companies to support his claim; three among them were Starbucks Corporation, Six Flags, Inc., and Build-A-Bear Workshop, Inc. We think you should be concerned that the Company's Chairman believes it is appropriate to compare the Company with a previously highly valued coffee shop, a troubled amusement park without lodging, and a company whose stated mission is "to bring the Teddy Bear to life."

Although the Company operates in a unique niche of the hotel industry making it difficult to identify publicly traded peer companies that engage in exactly the same business activities, we believe that it is more useful for you to evaluate the Company's performance against the companies included in the Peer Group than against Build-A-Bear Workshop, Inc., Starbucks Corporation, and Six Flags, Inc. Like the Company, each of the companies included in the Peer Group is primarily engaged in the business of owning and operating hotels.

How can we expect this Board to set appropriate performance benchmarks if its members believe the Company's peers include businesses not engaged in lodging? And, how can we expect this Board to effectively oversee Management when it only meets four times a year?

NON-EMPLOYEE MEMBERS OF THE BOARD
ARE NOT SIGNIFICANT OWNERS OF COMPANY STOCK

No member of the Board, other than John Emery, has any meaningful stake in the equity ownership in the Company. These independent members of the Board have not demonstrated their commitment to the Company or its business model through material investments in the Company. Even when the Company's stock price collapsed, no member of the Board purchased a significant amount of the Company's stock. How can members of the Board think and behave like owners if they do not have a meaningful stake in the Company's stock?

We believe that it is necessary for members of the Board to have significant equity stakes in the Company in order to align their interests with those of the other stockholders.

THE CHOICE IS YOURS

We are nominating Eric D. Hovde, Richard T. Murray III and Eric S. Lund for election to the Board at the Company's 2008 annual stockholder meeting, which is scheduled to be held at 2941 Fairview Park Drive, Suite 550, Falls Church, VA 22042, on May 28, 2008 at 9:00 a.m. (Eastern time). As the holders of approximately 5.6% of the Company, our interests are directly aligned with all stockholders; we will demand accountability.

Our nominees, if elected, will not constitute a majority of the Board; however, they will work with the other members of the Board to provide the leadership necessary to reverse the destruction in value suffered by stockholders over the past few years. Our nominees will work to achieve results that are in the best interests of ALL stockholders.

We encourage you to review our proxy statement once it becomes available to get a better understanding of the actions our Nominees would propose to take, if elected, to address the concerns discussed above. The proxy statement and other materials we may file with the Securities and Exchange Commission ("SEC") will be available on the SEC's website, http://www.sec.gov, and on the Committee's website, http://www.savewolfnow.com.

Stockholders, we need your support! We believe the Company has a very valuable franchise, attractive properties, and a first-mover advantage in the indoor water park, family destination resort industry; however, we believe the Company needs new leadership to capitalize on these attributes. OUR NOMINEES ARE COMMITTED TO CREATING VALUE FOR ALL STOCKHOLDERS.

Thank you for your support,

THE CONCERNED GREAT WOLF STOCKHOLDERS' COMMITTEE

______________________

In connection with the Company's upcoming 2008 annual meeting (the "Annual Meeting"), the Concerned Great Wolf Stockholders' Committee (the "Committee") intends to file with the SEC a proxy statement to solicit stockholders of the Company with respect to the election of directors. As permitted under Rule 14a-12 of the Securities Exchange Act of 1934, as amended, on March 17, 2008, the Committee filed with the SEC a solicitation before furnishing a proxy statement (the "14a-12 Filing"). THE COMMITTEE STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE 14a-12 FILING. THE 14a-12 FILING CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE COMMITTEE'S PROXY SOLICITATION. THE 14a-12 FILING, THE PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, INVESTORS WILL BE ABLE TO OBTAIN FREE COPIES OF THE PROXY STATEMENT FROM THE COMMITTEE BY CONTACTING HOVDE CAPITAL ADVISORS LLC, 1826 JEFFERSON PLACE, NW, WASHINGTON, DC 20036, OR BY VISITING THE COMMITTEE'S WEBSITE AT HTTP://WWW.SAVEWOLFNOW.COM.